Exhibit 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC IN ACQUISITION DISCUSSIONS WITH U.S. VISION, INC. AND OPTICARE HEALTH SYSTEMS, INC.

Fort Lee, New Jersey, April 8, 2005 - Refac (AMEX: REF) today announced that it has entered into acquisition discussions with two affiliated companies, U.S. Vision, Inc. (“U.S. Vision”), which operates the 6th largest retail optical chain in the United States, and OptiCare Health Systems, Inc. (“OptiCare”), which operates 18 retail optical centers in the State of Connecticut and is the 9th largest managed vision care provider. Refac, U.S. Vision and OptiCare are all controlled by Palisade Concentrated Equity Partnership, L.P. (“Palisade”), which beneficially owns approximately 90% of Refac’s outstanding common stock, 88% of U.S. Vision’s outstanding common stock and 84% of OptiCare’s outstanding common stock (on a fully diluted basis).

    Palisade acquired control of Refac through a merger in February 2003 and, in May 2003, increased its ownership to approximately 90% through an additional cash investment of $17 million. After the merger, Refac commenced an acquisition search with a focus for the past fourteen months on asset management companies in the financial services industry. On March 21, 2005, the Board of Directors of Refac broadened its acquisition interests beyond asset management companies. As of December 31, 2004, Refac had a net worth of $31,197,000, with approximately $29,000,000 available for acquisitions.

    U.S. Vision, a privately held company, is a leading store-within-a-store retailer of optical products and services with net revenues of approximately $128 million during its most recent fiscal year. It operates 518 locations in 47 states and Canada, consisting of 506 licensed departments and 12 freestanding stores.

    OptiCare, a public company listed in the American Stock Exchange, is an integrated eye care services company focused on providing managed vision and professional eye care products and services. Its Managed Vision Division contracts with insurance companies, employer groups and managed care plans to manage claims payment administration of eye health benefits for contracting parties in fourteen states. As of December 31, 2004, it administered eye care benefit programs, delivered through networks of eye care professionals nationwide, for approximately 3.1 million benefit enrollees under capitation and/or fee-for-service arrangements. Its Consumer Vision Division provides eye care services to consumers through a total of 18 retail optical centers (9 of which offer medical services), professional optometric practices and two surgery centers, one of which is a laser correction center. All of OptiCare’s retail optical centers are located in the State of Connecticut where it is the second largest optical retailer.

    “We are very excited about the possibility of combining these companies,” said a representative of Palisade. “We are already committed to the retail optical business through our control positions in U.S. Vision and OptiCare. Both of these companies have good potential for organic growth, which will be enhanced by Refac’s strong financial condition. In addition to U.S. Vision’s and OptiCare’s growth possibilities, the consolidation in the retail optical industry presents an opportunity for additional growth through acquisition. Finally, we know the management of all three companies and believe that they will work together to take advantage of the cost savings made possible through this combination.”

    It is currently anticipated that Refac would acquire U.S. Vision and OptiCare for stock in tax-free transactions and would continue to operate both companies on a stand-alone basis.

    The Board of Directors of each of Refac, OptiCare and U.S. Vision has established a special committee to consider, evaluate and negotiate the transaction and to make a recommendation to their respective Boards.

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CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This News Release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding the Company’s acquisition plans. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the Company’s ability to come to acceptable terms with U.S. Vision and/or OptiCare or, if it does come to terms, that these will prove to be beneficial acquisitions for the Company. Investors are cautioned that all forward-looking statements involve those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Forward-looking statements speak only as of the date they are made and the Company undertakes no duty or obligation to update any forward-looking statements in light of new information or future events.

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